Exhibit 3.99

THIRD AMENDMENT

TO

FIRST AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

LAKE COGEN, LTD.

This THIRD AMENDMENT TO FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF LAKE COGEN, LTD. (the “Third Amendment”), dated as of December 29, 1995, by and among NCP Lake Power Incorporated, a Delaware corporation (“NCP Lake”), Lake Investment, L.P., a Delaware limited partnership (“LIL”), and Lake Interest Holdings Inc., a Delaware corporation (“LIHI”).

WITNESSETH:

WHEREAS, Lake Cogen Ltd. (the “Partnership”) is a Florida limited partnership existing on the date hereof under and pursuant to that certain First Amended and Restated Limited Partnership Agreement of Lake Cogen, Ltd., a Florida limited partnership, dated as of July 24, 1992, as amended by that certain First Amendment to First Amended and Restated Limited Partnership Agreement of Lake Cogen, Ltd., dated as of June 13, 1994, and that certain Second Amendment to First Amended and Restated Limited Partnership Agreement of Lake Cogen, Ltd., dated as of January 1, 1995 (said limited partnership agreement, as so amended, the “Partnership Agreement”);

WHEREAS, NCP Lake and LIHI are all of the general partners of the Partnership and LIL and LIHI are all of the limited partners of the Partnership;

WHEREAS, the parties hereto desire to further amend the Partnership Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound, the parties hereto agree as follows:

1.                              The date contained in the first sentence of subparagraph (C) of clause (ii) of the definition of Partnership Interest contained in the Partnership Agreement is hereby changed from “December 31, 1995” to “the earlier of (x) June 30, 1997 and (y) the Lake Option Expiration Date with respect to the Lake Federal QF Interest Option (in each case as defined in the Amended and Restated Lake Interest Option Agreement, dated as of December 29, 1995, as amended (“Option Agreement”), among North Canadian Resources, Inc., LIHI and Energy Initiatives, Inc.).”

2.                           This Third Amendment shall not be effective unless and until TIFD III-C Inc., a Delaware corporation (“TIFD”), shall have consented hereto as required under that certain Assignment of Partnership Interests, dated as of July 29, 1992, among NCP Lake, Lake Investment and TIFD, as agent, and that certain Assignment of Partnership Interests, dated as of June 13, 1994, by and between LIHI and TIFD, as agent.

3.                           Except as amended hereby, the Partnership Agreement is hereby ratified and shall remain in full force and effect in accordance with its terms.

4.                           The consent to this Third Amendment by TIFD, as indicated by its signature below, shall be narrowly construed and shall be limited to the facts as described herein and shall not be deemed or construed as constituting (i) a consent by TIFD to any future modifications or amendments to the Partnership Agreement or (ii) a waiver of any requirement set forth in the Operative Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by the undersigned thereunto duly authorized on the date first above written.

NCP LAKE POWER INCORPORATED

By:	/s/ David Brauer
Name: David Brauer
Title: Vice President

LAKE INVESTMENT, L.P.

By:	NCP Lake Power Incorporated,
General Partner

By:	/s/ David Brauer
Name: David Brauer
Title: Vice President

LAKE INTEREST HOLDINGS INC.

By:	/s/ Thomas G. Beale
Name: Thomas G. Beale
Title: President

Consented and Agreed to:

TIFD III-C INC.

By:	/s/ Michael I. Tzougrakis
Name: Michael I. Tzougrakis
Title: V.P